Exhibit 99.1

Mr. John Hyland, Chief Investment Officer of United States Commodity Funds, Resigning Effective May 1, 2015

Oakland, CA - October 15, 2014. United States Commodity Funds LLC (“USCF”) today announced that it has received and accepted the resignation of John T. Hyland, CFA. In order to provide an orderly transition, Mr. Hyland has agreed to stay and remain as the Chief Investment Officer of USCF until May 1, 2015.

“We greatly appreciate Mr. Hyland’s years of dedicated service to USCF and the Funds, which USCF serves as general partner or sponsor,1 and his decision to remain as Chief Investment Officer of USCF through May 1, 2015,” stated Howard Mah, Management Director and Chief Financial Officer of USCF. “The care and dedication Mr. Hyland has shown to USCF and the Funds over the past decade have contributed in an invaluable way to making USCF the company it is today. The management and employees of USCF wish Mr. Hyland the greatest success in his future endeavors.”

A 28-year veteran of the investment management industry, Mr. Hyland joined USCF in 2005 and was integral to the launch of USCF’s first commodity based ETF in 2006. Mr. Hyland helped guide USCF to launch a number of ground-breaking ETFs targeting both single commodity exposure, in areas such as energy and industrial metals, as well as diversified baskets of commodities.

A frequent and popular speaker at ETF and commodity-related conferences, Mr. Hyland has also contributed articles on the topic of commodity-related investing and ETFs for books and periodicals. Prior to 2005, Mr. Hyland had a long career in both portfolio management and investment product development with a particular emphasis on REITs and CMBS investments. Mr. Hyland is a former president of the CFA Society of San Francisco and a graduate of the University of California Berkeley.

The Funds that United States Commodity Funds LLC operates are distributed by ALPS Distributors, Inc.

The United States Commodity Funds® is a registered trademark. All rights reserved.

[1]	USCF is the general partner of United States Oil Fund, LP, United States Natural Gas Fund, LP, United States 12 Month Oil Fund, LP, United States Gasoline Fund, LP, United States 12 Month Natural Gas Fund, LP, United States Brent Oil Fund, LP, United States Short Oil Fund, LP and United States Diesel-Heating Oil Fund, LP. USCF serves as sponsor the United States Commodity Index Funds Trust and its series, United States Agriculture Fund, United States Commodity Index Fund, United States Copper Index Fund and United States Metals Index Fund.